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SM&A
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Explanatory Note

                                                Reprinted below is the text of email correspondence that Steven S. Myers sent to certain stockholders of SM&A following SM&A’s May 8, 2008 investor call:

THE MATERIALS CONTAINED HEREIN ARE FOR GENERAL INFORMATIONAL PURPOSES ONLY.  THEY DO NOT PERTAIN TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEEDS OF ANY SPECIFIC PERSON WHO MAY RECEIVE THESE MATERIALS, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION.  THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF STEVEN S. MYERS, AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO SM&A (THE “ISSUER”).

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THESE MATERIALS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES.  YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  MR. MYERS ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

MR. MYERS RESERVES THE RIGHT TO CHANGE ANY OF HIS OPINIONS EXPRESSED HEREIN AT ANY TIME AS HE DEEMS APPROPRIATE.  MR. MYERS DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

MR. MYERS HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENT OR INFORMATION INDICATED IN THESE MATERIALS AS HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES.  ANY SUCH STATEMENT OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.  NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, IS ACCURATE.

EACH OF MR. MYERS, KENNETH W. COLBAUGH, ALBERT S. NAGY AND REDGE E. BENDHEIM (COLLECTIVELY, THE “PARTICIPANTS”) IS DEEMED A PARTICIPANT IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE ELECTION OF DIRECTORS AT THE ISSUER’S 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2008 (INCLUDING ANY POSTPONEMENT AND ADJOURNMENT THEREOF, THE “2008 ANNUAL MEETING”).  INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY OWNERSHIP OR OTHERWISE, IS AVAILABLE IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY MR. MYERS WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2008.

ALL STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MR. MYERS FOR USE AT THE 2008 ANNUAL MEETING BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF THE ISSUER.  STOCKHOLDERS OF THE ISSUER MAY OBTAIN COPIES OF THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, MR. MYERS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Email #1:

I’m looking forward to speaking with you.  I’d like to offer up some potential lines of questioning, based on what we learned from Thursday’s investor call.  I think you’ll find the questions useful.

Best, Steve

A.  We were provided a great deal of data on Thursday. But, Cathy didn’t spend any time explaining what the data means:

1.  There was a 7.6% increase in Q1 revenue. But, if the two acquisitions are taken out, it was actually a 6.5% decline (YOY).  But, it’s worse than that.  Organic revenue growth in 2007 was 28%.  But, organic revenue declined by 9% from Q3 of 2007 to first quarter this year.  This suggests that the rate of decline is increasing.  What is her rationale for the increasing rate of decline?

2. There was a 31% increase in program services revenue. But, if the two acquisitions are taken out, it’s actually a 5% decline (YOY). What is her rationale for the decline?

3.  Deployable associates are down from 344 at the end of 2007 to 339 at the end of the first Quarter. Cathy said in March she planned to hire 168 people. On Thursday she said she plans to hire 106.  Why is she reducing the goal?  How can quarterly revenue in the short run increase without sufficient resources to grow?

4.  Attrition is now leveled at what are 4 times the company’s historic levels of 10 to 15% per year.  Since Cathy became CEO  the quarterly attrition is 27%, 15% and 15%.  What is she doing to correct the problem?  (Frankly, I’ve never seen numbers like these at SM&A in 25 years.).

5. Why is attrition so high?

6.  Cathy claims to be broadening the business, diversifying out of A&D.  But concentration in the top five clients has increased from 68% to 73%.  (This is not surprising given that there was a 50% reduction in sales & marketing capabilities in the six months following her becoming CEO).  Since she claimed on Thursday that the situation with the core clients was softening, how does she expect to improve revenue in the short run?

7.  How can she possibly generate $83M in revenue and 33 cents of EPS in the last three quarters in the facing of declining backlog, declining bench strength, and the most capable people to do the recruiting now gone?

(From my experience I would say that achieving these numbers is impossible with an acquisition or two.)

8.  What progress has been made in the hiring of new key personnel to replace all of the lost key personnel, i.e., people that actually lead the company’s efforts in the consulting business.

(Ask her to be specific. Name the people she has hired who actually work in the business. Not finance or administrative people).

9.  Why hasn’t she been able to hire a head of sales & marketing, a head of competition management, or replace any of the key 20 people that have left in the last nine months?

10.  Since the kind of people that Cathy needs to hire are extremely hard to find and recruit, are they willing to work for someone who doesn’t understand, and can’t help them with the proposals or projects they work on?

B.  Cathy implores investors, in the face of deteriorating performance, to give her more time.  But, what would she do with more time? She now claims to be able to produce $83M in revenue and 33 cents of EPS in the last three quarters of this year.  How could this really happen?  The only way I can see that it could happen is through acquisitions.

1.  In order to get to $108M in revenue, based on the current run rate, Cathy would have to buy businesses producing more than $10-12M in annual revenue; assuming she could get an acquisition done by the end of this quarter!  As we move into the 3rd quarter the numbers become insurmountable.  How would such acquisitions be consistent with the strategic plan which says they’re going to buy small, specialty business in the program services arena that can me easily integrate?

2.  How much debt would be created to accomplish $10-12M in acquisitions?

3.   Is leveraging up the company at this juncture a prudent thing to do, given the fragility of the core business?

4.  Does it make any sense to try and buy your way out of trouble, when those acquisitions won’t help recover SM&A’s lost core capabilities in competition management, which is what is eroding SM&A sustainable competitive advantage?

C.  We heard from General Pace on Thursday about what he’s actually doing for the company.

1.   We learned that the subsidiary Cathy created for him is an empty shell. That he’s functioning as an SG&A funded consultant to clients who want to use him for long range thinking. Doesn’t she think it’s terribly misleading to investors to announce that someone is the President & CEO of a subsidiary she’s created, when in fact he’s not even a full time employee?

2.  What percentage of General Pace’s time is being spent on SM&A vs. his time at Behrman Capital, where he is an operating partner, or at Pelican Products, where he is Chairman?

3.  Isn’t there a great potential for creating serious conflicts of interest between SM&A and its clients by exposing the company to client plans for future competitions?  Suppose you’re exposed to Lockheed Martin’s plans for the next generation bomber, and then Boeing later wants to hire you to work on their proposal, but then Lockheed Martin objects. What would you do about that?  Give us the details of how all of that works?

(This is a trap that we learned at SM&A in the 1980’s to be very careful to avoid. They have no clue how to deal with this.)

4.  Does General Pace have any kind of sales quota? Cathy’s agreement with him provides him with an incentive based on revenues. How does that work?

(Whatever contribution he is going to make in the near term, if any is going to be completely “opportunistic”.)

D.  We learned last Tuesday from the 8K that the company filed that Cathy and the Board colluded with City National Bank in a scheme to try and manipulate the proxy contest.

1.  It appears that Cathy used her position on the advisory board of City National Bank to persuade them to insert new default provisions into a long standing credit agreement.  Did she or didn’t she?

2.  If she claims not, then has CNB ever inserted such a clause in a credit agreement before?  (No they haven’t)

3.  Where did the idea of the new clause come from?

4.  The provisions give the impression that if our slate is elected SM&A will be in automatic default of its credit line with CNB.  Who’s idea was it to insert this language?

5.  Has there ever been any borrowing against that credit line before?  (No.)

6.  Why did the board approve the new agreement?  Did they read the agreement?  Did they ask about the new clause?

7.  SM&A works in industries that put an exceptionally high premium on integrity. SM&A people work with highly classified information, and are exposed every day to extremely sensitive client propriety information.  How do you think SM&A’s clients will react to the news that the CEO and the board of the company that they depend on committed this major breach of integrity?

8.  What do SM&A’s employees think in the context of the company’s core values, which start and end with maintaining the highest standards of integrity?

E.  Most of last Thursday’s  lengthy investor call was a general presentation about the heralded “strategic plan”. The phrase was used forty times during the call.  That the program services market is much larger than the competition management market is nothing new. What is new, is the idea that having the majority of SM&A’s business come from program services will in of itself increase the stability of the company’s revenue stream.  This is a radical transformation of the company’s core strategy, which was to use the 85% win rate created by our competition management business to leverage our way into program services opportunities.  Further, the numbers being proposed in the strategic plan are ambitious in the extreme.  $500M?

1.  Where is the money going to come from to finance the acquisition strategy she wants to pursue?

2.  How many years is it going to take?

3.  Why does she think she can have an easier time of competing in markets the company knows nothing about, than markets the company has been in for 26 years?

4.  Why does she think that they’ll make more money doing so?  Why would the margins be better for SM&A in verticals like construction, where the margins are inherently smaller?

5.  Why would the revenue generated in other verticals be any less “less opportunistic” than in A&D?

6.  What does it mean to have non-opportunistic revenue in the context of a services business?

 (SM&A’s business has been opportunistic, leveraging off of long-term client relationships to fill opportunities. I have yet to hear a credible approach to how that will ever change.)

7.  The program services business is inherently more competitive, populated with many larger companies.  How are you going to achieve growth without seeing an erosion in your margins in the process?

8. If it’s because SM&A’s competition management business provides a sustainable competitive edge, then what are you doing to correct the significant erosion to that advantage that has occurred in the last nine months?

 (It is the relationships that business fosters with its clients that create our “sustainable competitive advantage”. It’s not about what the deal is.)

Email #2

I’ll look forward to speaking with you if you find time. I recognize that you’ve got many companies to cover and can only devote so much time to each. May I offer you my summary of what this contest is all about, so that when we speak, I can simply answer your questions, rather than talk at you.

I’ve used five basic metrics to determine the condition of SM&A from year one back in 1982: Organic Revenue Growth, Backlog, Client Concentration, Head Count, SG&A spending.  What motivated me to launch this proxy contest were the alarm bells going off about what is happening to these basic metrics:

1. Organic Revenue Growth — 28% growth in the year I retired — 9% decline since Cathy became CEO.

2.  Backlog — Largest backlog in company history when I retired — Continuous deceleration since Cathy became CEO

3.  Client Concentration — 68% and going down when I retired. It’s now at 73%.

4.  Head count — Growing steadily when I retired with 15% annual attrition. Now flat with 15% quarterly attrition.

5. SG&A spending — Recovering from investment in Sales & Marketing expansion when I retired. Now at the highest rate in company history with half the sales & marketing resources.

Cathy implores investors, in the face of deteriorating performance, to give her more time.  But, what would she do with more time? Cathy now claims to be able to produce $83M in revenue and 33 cents of EPS in the last three quarters of this year.  How could this really happen in the face of these metric indicators?  In order to get to $108M in revenue, based on the current run rate, Cathy would have to buy businesses producing more than $10-12M in annual revenue; assuming she could get an acquisition done by the end of this quarter!  As we move into the 3rd quarter the numbers become insurmountable.   How much debt would be created to accomplish $12M in acquisitions?  Is leveraging up the company at this juncture a prudent thing to do, given the fragility of the core business?  Does it make any sense to try and buy your way out of trouble, when those acquisitions won’t help recover SM&A’s lost core capabilities in competition management, which is what is eroding SM&A sustainable competitive advantage?

“The Strategic Plan” vs. Actual Company Performance:

There is a complete disconnect between the unrealistic and unattainable claims being made by Cathy about the future direction of the company, and what we know is achievable based on the company’s legacy experience with its clients.  The numbers tell the story. A business builds capabilities and those capabilities lead to opportunities. The numbers are showing us today that the opposite is also true.

A strategic plan is not a holly grail. It’s not a substitute for deep knowledge and understanding of the business you are in and the strengths, weaknesses, vulnerabilities and opportunities that your business faces every day. What is being described by Cathy as a “strategic plan” is nothing new.   We’ve worked for many years to find the formula that would allow SM&A to expand deeper into program services since the 1990’s; leveraging off of the sustainable competitive advantage created by our competition management track record, relationships, both as a direct result of the contributions of the company’s key leadership.

That the PS market is much larger than the CM market is nothing new. That having a larger percentage of SM&A’s business come from program services would increase the stability of the revenue stream is also nothing new.  The central issue is how to achieve that growth without seeing a significant erosion in margins in the process. The PS business is inherently more competitive with many larger companies.  SM&A’s sustainable competitive edge comes from its CM business. It’s the good will created with long-term repeat business clients that permits SM&A to get access to opportunities to do PS work at more favorable rates.

What is General Pace actually doing for the company?

We learned on Thursday that the subsidiary Cathy created for him is an empty shell. That he’s functioning as an SG&A funded consultant to clients who want to use him for long range thinking.  We did not learn what percentage of General Pace’s time is being spent on SM&A vs. his time at Behrman Capital, where he is an operating partner, or at Pelican Products, where he is Chairman.

Cathy and the Board colluded with City National Bank to try and manipulate the proxy contest:

We learned last Tuesday from the 8K that the company filed with the SEC that Cathy used her position on the advisory board of City National Bank to persuade them to insert new default provisions into a long standing credit agreement.  The new provision gives the impression that if our slate is elected SM&A will be in automatic default of its credit line with CNB.  There has never been any borrowing against that credit line.

SM&A works in industries that put an exceptionally high premium on integrity. SM&A people work with highly classified information, and are exposed every day to extremely sensitive client propriety information.  How do you think SM&A’s clients will react to the news that the CEO and the board of the company that they depend on committed this major breach of integrity?  What do SM&A’s employees think in the context of the company’s core values, which start and end with maintaining the highest standards of integrity?

The bottom line is that Cathy and the Board are on an adventure with the investors’ money that will end badly for investors, but not for themselves.  I’m asking you to choose between hype and business fundamentals. It should not be a difficult decision.  If you choose me you will get back the entrepreneur that created the business, ran it for 25 years, and knows how to fix it in short order. I’ll work tirelessly to protect your investment and mine.  I will work for one dollar and a 100% performance agreement.  You and the other major investors will each have the opportunity to comment on and agree with my package before it is implemented.

Here is my 100 day plan:

1.  Recover key lost assets — I’ve been in touch with most and I have an actual plan to get them back. I will show major progress within the first 30 days.

2.  Reconstruct the sales & marketing capabilities of the company — Not hard.  I’ve done it before and have excellent candidates for the EVP Sales & Marketing role. I will fill this vacancy in the first two weeks.

3.  Get the pipeline and backlog heading in the right direction —  I’ll be able to show significant and steady progress on a monthly basis as I provide frequent updates to investors.

4.  Rapidly reduce attrition of deployable resources — Also not hard.  People follow leadership and values, not hype and slogans. SM&A’s people are exceptionally intelligent, hardworking and talented. They know a winner when they see one, and they also know a loser. The “When You Must Win...” moniker is my invention, not Cathy’s and not the board’s.  SM&A’s win record was created by me; not by them.

5.  Get SG&A spending under control — Cathy is spending more dollars on SG&A than at any time in the company’s history and not producing results with it.  We will reconstruct the operating plan in short order, control spending and spend the money on efforts that will contribute to top line growth, and improve bottom line results.

6.  Restore SM&A’s core values.  This is actually the first thing I’m going to do. The company was successful for so many years because its behavior was congruent with its core values.  It’s the key to making items 1 thru 5 happen.

7.  All directors will be significant investors.  It makes no sense to have directors who don’t have “skin in the game”. How can they represent our interests when their interests aren’t aligned with ours?

Your vote is crucial to me. We are partners in this business. We are tantalizingly close to having enough votes now to ensure winning. May I have your support?

Thanks for listening to me.

Best,

Steve

Email #3

A few comments for you on my reaction to yesterdays investor call.  Feel free to give me a call if you’d like to discuss this or any other topics.

What’s happening to SM&A’s backlog?

1.  Competition Management (CM) backlog is decelerating, and the rate of deceleration is increasing.

2.  Program Services (PS) backlog may be increasing, but only because of the contributions of the two acquisitions.

3.  Historically, the first quarter is the strongest quarter of the year for the company, and generally posts a 10 to 20% increase over the 4th quarter of the prior year. This is the strongest metric indicator of the condition of the company. Organic revenue is in decline.

4.  The reasons that this is happening are entirely due to the loss of key personnel.

What we learned from Thursday’s investor call that validates these assertions:

1.  Overall revenue is up 7.6% year over year for the first quarter. $25.4M vs. $23.6M a year ago. However, the 7.6% increase includes $3.8M of revenue from the PPI and PMA acquisitions. Last year only one month of PPI revenue was included in the first quarter, or about $500K.  So an “organic” comparison looks like  $23.1M for last year compared to $21.6M this year, or a 6.5% decline year over year.

2.  Program services revenue increased 31% year over year from $9.2M to $12.1M.  However, removing the contributions of the two acquisitions, the comparison is $8.7M to $8.3M, or a 5% decline year over year.

4.  Looking at Q3 revenue of last year vs. Q1 this year:  Q3 was $25.1M.  Q3 is historically the weakest quarter of the year. In the past 26 years Q3 revenue was the weakest quarter in all but 3 years. So Q3 is a very good indicator as a comparison to Q1 of this year to what’s happening. Removing the contributions of PPI and PMA, the organic revenue comparison is $23.6M in Q3 to $21.6M in Q1 of this year, a 9% decline.

5.  Looking at what’s happened to the revenue of the five clients.  It’s now 73% vs. 68% a year ago. This says that there is more concentration of revenue, not less.

6.  Looking at the number of proposals going on vs. a year ago:  111 a year ago compared to 92 in the first quarter, a 17% decline.  This is particularly significant.

7.  Looking at the number of projects going on vs. Q4 of 2007:   83 projects in the 4th quarter compared to 71 projects in the first quarter.

The more important question to ask is why this deceleration is happening?  Three reasons, all of which are about leadership:

1. A year ago there were 21 people in sales & marketing compared to 13 today. On yesterday’s call Cathy talked about the decline from 17 to 13 account executives (she did not include the sales & marketing leadership or key research staff in that number), but then added that the number had bottomed out at 10 in Q4; or a 50% decline last year in the sales & marketing staff.  Cathy is now claiming that there has been a 31% improvement in productivity of Account Executives. Well, if you reduce the number of account executives, then you automatically get an increase in apparent productivity.  But, this is a meaningless increase. The issue is “coverage”.  Fewer Account Executives, and no one to lead them means that less clients are being called on and no one is coordinating their efforts to ensure that they’re spending their time calling on the right clients, i.e., the clients that will make the most significant contributions to revenue growth.

2.  A year ago the company had very solid leadership in CM. The loss of Tom Eide, Bob Mullens and several key proposal managers since August of ‘07 has left the company with a CM leadership vacuum.  Kevin Reiners is a very capable executive and knows PS. But, he has very little background in CM and can’t provide the needed leadership.

3.  SM&A is a relationship driven business. Without care and feeding to these relationships, the business will erode as smaller firms with quality people, all of whom came from SM&A by the way, will slowly reduce SM&A’s market share.  It’s the CEO’s responsibility to ensure that these relationships prosper.  That isn’t happening because she doesn’t have the background and capabilities needed to do so.

A comment on “Strategic Planning” and its relevance to the current issues facing the company:

Every successful business has a strategic plan. It is reviewed often and modified as needed. But, a strategic plan is not a holly grail. It’s not a substitute for deep knowledge and understanding of the business you are in and the strengths, weaknesses, vulnerabilities and opportunities that your business faces every day. What is being described by Cathy as a “strategic plan” is nothing new.   We’ve worked for many years to find the formula that would allow SM&A to expand deeper into program services since the 1990’s; leveraging off of the sustainable competitive advantage created by our competition management track record, relationships, both as a direct result of the contributions of the company’s key leadership.

That the PS market is much larger than the CM market is nothing new. That having a larger percentage of SM&A’s business come from program services would increase the stability of the revenue stream is also nothing new.  The central issue is how to achieve that growth without seeing a significant erosion in margins in the process. The PS business is inherently more competitive with many larger companies.  SM&A’s sustainable competitive edge comes from its CM business. It’s the good will created with long-term repeat business clients that permits SM&A to get access to opportunities to do PS work at more favorable rates.

SM&A’s PS business has always been opportunistic. So has the CM business. I have yet to hear a credible approach to how that will change no matter how large the company becomes. The company invests money in resources to create capacity that gets taken up by the market. Our goal is to sell 85 to 90% of that capacity each year.    We use account executives and our proposal/project leaders to explore market opportunities as they emerge. As we uncover opportunities, we work with clients to deliver the capacity that we’ve created. Our profit margin is a reflection of our efficiency in delivering the capacity we’ve created.  That’s how the SM&A business model works in it’s simplest form.

There is a complete disconnect between the unrealistic and unattainable claims being made by Cathy about the future direction of the company, and what we know is achievable based on the company’s legacy experience with its clients.  The numbers tell the story. A business builds capabilities and those capabilities lead to opportunities. What the numbers are telling us today is that the opposite is also true.  Applying this model to the trend in numbers above shows exactly the business is decelerating.

As very significant investors in the company we are gravely concerned that the lack of effective oversight and acumen by the current board is leading to an irreversible erosion in SM&A’s value to its clients.  We believe that we can turn the situation around quickly by focusing on the fundamental issues weakening the company: Recovery of lost CM leadership, recovery of lost sales & marketing leadership and capabilities, better use of SG&A spending.

Thanks. Steve